Exhibit 23.6

CONSENT OF DIRECTOR-NOMINEE

This consent of director-nominee is delivered in connection with the registration statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) and the related prospectus of Brookfield Infrastructure Partners L.P. and Brookfield Infrastructure Corporation.

The undersigned consents to being named and described in the Registration Statement, the prospectus forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of Brookfield Infrastructure Corporation and the filing of this consent as an exhibit to the Registration Statement.

September 25, 2019

/s/ William Cox
Name: William Cox